Exhibit 99.1

To the Shareholders of Wearable Health Solutions, Inc. Press Release | 10/26/2022

NEWPORT BEACH, CA / ACCESSWIRE / October 26, 2022 / Wearable Health Solutions Inc. (OTC Pink:WHSI) ("Wearable Health Solutions" or the "Company"). The management of Wearable Health Solutions, Inc.'s is writing this letter to the Company's shareholders to summarize the key business and financial achievements realized during the fiscal year ended June 30, 2022. In addition, the Company is very optimistic as it moves forward into the new fiscal year and leverages off of its key achievements of fiscal year ended June 30, 2022. The key business achievement was completing the upgrade of its high technology-advanced iHelp4GMAX™ PERS (Personal Emergency Remote Solutions) and getting the new upgraded 4G devices ready to enter the growing $1.5 billion PERS care market through its extensive listing of dealers and distributors. In addition, the Company has also made substantial progress in establishing its new Remote Patient Monitoring ("RPM") business and is also in the early stages of creating a web-based platform designed to market and sell its new 4G devices directly to the retail sector. Lastly, the Company is also evaluating and negotiating a couple of potential joint ventures with certain branding partnerships.

WHSI's Financial Performance

For the fiscal year ended June 30, 2022, WHSI reported sales of $1,045,890 compared to $1,394,149 in fiscal year 2021. The reduction in sales for the current fiscal year versus the previous fiscal year are mainly attributable to delays in completing the 4G products as well as the related supply chain and logistics issues. The Company's cost of revenues was $568,409 in fiscal year 2022 compared to $869,450 in 2021. Gross profit was $477,481 or 46% in 2022 compared to $524,699 or 38% in 2021. Net loss was $13,049,155 in 2022 versus $3,313.006 in 2021 which included non-cash stock compensation expense of $10,044,522 and $1,816,702, respectively.

WHSI is currently selling its 4G iHelp Mini and preparing for further penetration into the PERS care market with its new iHelp4GMAX™ device by the end of this quarter , and overriding the headwinds of global lockdowns and resulting supply chain and logistics issues. The Company has invested heavily in reducing its debt, strengthening and working towards right-sizing its balance sheet and building product inventory to meet dealer and end-user demand.

Deleveraged Debt and Strengthened Balance Sheet

In the Company's recently filed Form 10-K, the Company reported a reduction in its notes payable and other loans of approximately $1.2 million or 42% in 2022 as compared to 2021. The Company also cut its other current liabilities by $562,411 or 47% in the 2022 period compared to 2021 levels. An earlier successful Reg. A filing by WHSI raised $5 million and fueled its buying power to build more iHelp4GMAX™ PERS devices inventory it sought to sell the marketplace. Fully subscribed, the earlier $5 million Reg. A filing proceeds primarily went to $1,085,000 for product upgrades and inventory. The Company is currently manufacturing 10,000 units of the iHelp4GMAX™ PERS devices to meet market demand in 2023.The Company anticipates potentially selling up to 20,000 units in 2023.

The Company believes that its efforts to right size the business while significantly de-levering its liabilities will provide a strong foundation for sales growth in the new fiscal year. In addition, WHSI has addressed the supply chain issues and now has the proper team in place with the right skill sets executing on global issues. The company has also retained its staffing levels and increased its talent resources in certain areas.

1

WHSI is now focusing its sales to two markets: dealers and end-users. Today, it is heavily concentrated on selling to the dealers. But in 2022, WHSI made significant strides in the past year, especially using social media, to balance these revenue streams out.

WHSI reported in its recently file Form 10-K for 2022 hardware (device) revenue of $134,045 and service revenue of $911,845. In 2021, those streams had been $399,602 for hardware revenue and $994,547 for service. In the future, WHSI plans to more evenly balance its revenue streams with the roll out of both the RPM and direct to consumer businesses which should also enhance its gross profit and increase annual reoccurring revenue (ARR).

Additional PERS care market highlights:

•	WHSI has served 8,500 end users as of October 2022. This Company is currently taking product orders with some potential activations.
•	Integration of the Remote Patient Monitoring Business.
•	WHSI sees the $1.5 billion PERS market as highly fragmented and highly competitive. The Company is bullish on its ability to supply 10,000 new devices to the marketplace demand.
•	Its iHelp MAX™4G pendant device is seen as a next-generation unit to be telehealth-ready along with its platform which can be plugged into numerous other devices to enable remote monitoring and data collection of essential vital signs in real time. Its IoT backend platform is a cloud-hosted service. The result is state of the art remote patient monitoring.
•	Litchfield Hills Research initiated coverage of WHSI with a ‘buy' rating and a $0.20 price target. That target is based partially on Litchfield's assumption of a WHSI being break-even by FY 2024 and that it remains profitable on a prospective basis. "WHSI's the iHelp™ MAX is being introduced and appears to be one of, if not the most, advanced medical monitoring system on the market. It connects through WIFI, Bluetooth and 4G and can be used from nearly anywhere," Litchfield wrote in its report.

WHSI looks forward to its next fiscal year and the loyal support of its shareholders and the financial community at large.

Harrysen Mittler Peter Pizzino Vincent Miceli
Chairman President CFO

About Us:

WHSI is an established manufacturer of PERS (Personal Emergency Response Systems ("PERS")) devices, and in the rapidly growing medical alarm device and eHealth sector. As such, we provide innovative wearable healthcare products and services to dealers and distributors across the globe. Our management team has over 30 years in the business, beginning with the launch of the MediPendant™, the first medical alarm device that enabled the user to speak and listen to the emergency response operator directly through the pendant. WHSI will be launching its latest PERS device, the iHelp Max in the Summer 2022. The iHelp Max is a 4G cellular PERS device with advanced features such as fall detection, geo-fencing, AI utilizing Google Assistant and Alexa, notifications, daily check-ins, and medication reminders, that are sold directly to dealers and distributors in the U.S and around the world. Further to the launch of the iHelp Max, the company is developing additional features for the device that include RPM (Remote Patient Monitoring). Utilizing the iHelp Max device, WHSI's advanced medical alarm technology platform enables remote monitoring and data collection of essential vital signs in real-time and with historical values via Bluetooth, NFC, and WIFI technology. Our RPM solution includes real time monitoring of vital signs that will be stored in the cloud to enable viewing of historical data as well as identify potential health issues before they become catastrophic events. WHSI is offering two distinct RPM paths to market, Direct to Consumer and Enterprise solutions. Both offer simplified connectivity for patients/customers and their circle of care. The consumer that wants to be proactive with their health can purchase disease-specific kits for Heart Disease, CHF, Hypertension, Diabetes, Obesity, COPD, Metabolic Syndrome and more. The peripherals will automatically connect to the iHelp Max and the data will flow to the WHS HIPPA compliant cloud so it can be viewed on demand. Enterprise customers, such as health systems, physician groups, primary care providers, insurance companies and others who are managing chronic conditions through remote patient monitoring programs will use Wearable Health Solutions' solution that includes a small tablet combined with disease-specific peripherals and a robust platform where all of the data is available. Thresh hold breach alerts, broad compliance initiatives, CPT code adherence and billing are integrated for ease of use for enterprise customers.

2

The company is considering licensing its health data transmission system to healthcare providers both internationally and in the United States potentially improving the quality of health care to loved ones, lowering costs for health care companies and generating a sustainable Recurring Monthly Revenue (RMR) model for shareholders.

Forward-Looking Statements

Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential," and similar expressions are intended to identify such forward-looking statements. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Wearable Health Solutions and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to (i) Wearable Health Solutions ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Wearable Health Solution's ability to maintain existing, and secure additional, contracts with users of its solutions; (iii) Wearable Health Solution's ability to successfully expand in existing markets and enter new markets; (iv) Wearable Health Solution's ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Wearable Health Solution's business; (viii) changes in government licensing and regulation that may adversely affect Wearable Health Solution's business; (ix) the risk that changes in consumer behavior could adversely affect Wearable Health Solution's business; (x) Wearable Health Solution's ability to protect its intellectual property; (xi) local, industry and general business and economic conditions. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent quarterly report on filed by Wearable Health Solutions with the Securities and Exchange Commission. Wearable Health Solutions anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Wearable Health Solutions assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.

Contact:

www.wearablehealthsolutions.com
2901 W. Pacific Highway Suite 200, Newport Beach CA 92663
Tel: 949-270-7460

Facebook:
WHSI: https://www.facebook.com/wearablehealthsolutionsinc/
iHelp: https://www.facebook.com/ihelpalarm/

LinkedIn:
WHSI: https://www.linkedin.com/company/wearable-health-solutions-inc/
iHelp: https://www.linkedin.com/company/ihelp-alarm/

Twitter:
WHSI: https://twitter.com/whsi_
iHelp: https://twitter.com/iHelpAlarm

SOURCE: Wearable Health Solutions Inc.

3